                                 EXHIBIT 8.1

                             OPINION OF COUNSEL

                                   ON TAX

                              February 17, 2000

                    GREENE RADOVSKY MALONEY & SHARE LLP
                              ATTORNEYS AT LAW
                      A LIMITED LIABILITY PARTNERSHIP
                          FOUR EMBARCADERO CENTER
                                 SUITE 4000
                       SAN FRANCISCO, CA 94111-4106
                         TELEPHONE: (415) 981-1400
                         FACSIMILE: (415) 777-4961



ICON Capital Corp.
600 Mamaroneck Avenue
Harrison, NY 10528

Ladies and Gentlemen:

         You have asked for our opinion as to certain federal income tax issues associated with the formation and operation of the following partnerships: (a) ICON Income Fund Eight A L.P. ("ICON A"), a Delaware limited partnership formed pursuant to the Agreement of Limited Partnership (the "ICON A Partnership Agreement") dated as of May 28, 1998, among ICON Capital Corp., as General Partner, Thomas W. Martin, as the Original Limited Partner, and such additional Limited Partners as may subsequently be admitted to ICON A; and (b) ICON Income Fund Eight B L.P., ("ICON B"), a Delaware limited partnership formed pursuant to the Agreement of Limited Partnership (the "ICON B Partnership Agreement") dated as of May 28, 1998, among ICON Capital Corp., as General Partner, Thomas W. Martin, as the Original Limited Partner, and such additional Limited Partners as may be subsequently admitted to ICON B. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the ICON A and ICON B Partnership Agreements, respectively.

         We have participated in the preparation of Post-Effective Amendment No.__ to the Registration Statement on Form S-1 (such Registration Statement, as amended, being referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof covering the issuance of up to an aggregate of 150,000 units (the "Units") of limited partnership interests in the Partnerships. We have examined (i) the Certificate of Limited Partnership of ICON Eight A, as amended to date, (ii) the Agreement of Limited Partnership of ICON Eight A dated as of May 28, 1998 (the "ICON Eight A Partnership Agreement"), as amended to date, (iii) the Certificate of Limited Partnership of ICON Eight B as amended to date, (iv) the Agreement of Limited Partnership of ICON Eight B dated as of May 28, 1998 (the "ICON Eight B Partnership Agreement") as amended to date, (v) the Prospectus constituting part of the Registration Statement (the "Prospectus"), and such other documents pertaining to the

Partnerships as we have deemed necessary or appropriate for purposes of rendering this opinion. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         In rendering the opinions set forth herein, we have examined originals or copies, the authenticity of which has been established to our satisfaction, of (1) the Certificates of Limited Partnership of ICON A and ICON B as filed with the Delaware Secretary of State on July 9, 1997 and February 7, 2000, respectively, as amended, (2) the ICON A and ICON B Partnership Agreements, as amended, (3) the Registration Statement to be filed on behalf of ICON A and ICON B with the Securities Exchange Commission (the "Commission") on even date, and its enclosures, including the prospectus (the "Prospectus"), and (4) such other instruments and documents as we deemed necessary as a basis for the opinions set forth herein, and we have assumed the accuracy of the facts set forth in the Prospectus. We have also relied, with your consent and without independent investigation, on your representations that:

         1. The activities and operations of ICON A and ICON B will be carried on in the manner contemplated by the ICON A and ICON B Partnership Agreements, respectively, and the Prospectus and in accordance with applicable law.

         2. Partnership Units will not be listed on a securities exchange or NASDAQ and, as required by the ICON A and ICON B Partnership Agreements, the General Partner will not permit transfers of Units if any such transfers would cause ICON A or ICON B, respectively, to be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code.

         Based on the following, we are of the opinion that, for federal income tax purposes, ICON A and ICON B will each be treated as a partnership and not as an association taxable as a corporation and will not be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code.

         We have reviewed the discussion set forth in the Prospectus under the headings "RISK FACTORS -Federal Income Tax Risks and ERISA Risks," "FEDERAL INCOME TAX CONSEQUENCES" and "INVESTMENT BY QUALIFIED PLANS." To the extent such discussion contains statements or conclusions of law, we are of the opinion that, subject to the qualifications contained in such discussion relating to issues as to which we decline to opine and the reasons therefor, such statements and conclusions are correct.

         Our opinion is based on existing laws, regulations, published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change (possibly with retroactive effect) and reinterpretation, and there can be no assurance that the Internal Revenue Service will take a similar view as to any of the tax consequences described.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.


                                      Very truly yours,



                                      GREENE RADOVSKY MALONEY & SHARE LLP